Exhibit 99.2

Contact
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS FIRST QUARTER FISCAL 2007 RESULTS

ROCKVILLE, MD – October 25, 2006 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $7.1 million, or $0.09 per share, for the first quarter of fiscal 2007 ended September 30, 2006, compared to a net loss of $16.7 million, or $0.23 per share, for the first quarter of fiscal 2006. Included in the results for the first quarter of fiscal 2007 was a pre-tax charge of $3.5 million for Celera’s estimated share of the damage award in continuing litigation between Abbott Laboratories, Celera’s alliance partner, and Innogenetics N.V., Ghent, Belgium. The first quarter of fiscal 2006 included a pre-tax gain of $4.5 million from the sale of an investment. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“This has been another very good quarter for Celera as we continued to focus on growing our molecular diagnostics business,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “We’re executing on our strategy of penetrating the existing molecular diagnostics market and also saw the launch by Specialty Laboratories of the first new genetic test based on Celera original research.”

“This has been a solid quarter for us with end-user revenues growing 45 percent year-over-year,” said Kathy Ordoñez, President of Celera Genomics. “We’re pleased with the continued acceptance of the m2000™ system in the European markets, as well as the commercialization of our discoveries in cirrhosis through Specialty Laboratories’ launch of its HCV Liver Fibrosis GenotypR™ test earlier this month.”

Financial Highlights

•	Reported revenues for the first quarter of fiscal 2007 were $10.2 million, compared to $9.2 million for the first quarter of fiscal 2006. The increase was primarily due to a higher equalization payment and diagnostic-related licensing revenues, previously reported as Celera Diagnostics’ revenues in the prior year period. The first quarter of fiscal 2006 included $2.1 million of revenues from the discontinued Online/Information and Paracel businesses.

Reported revenues for the Group are comprised of product sales, equalization payments, and license and collaborative revenues. Product sales consist primarily of shipments to our partner, Abbott, at cost. Revenues from items that are outside of the alliance with Abbott are also reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

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•	R&D expenses for the first quarter of fiscal 2007 were $13.2 million, compared to $29.5 million in the prior year quarter. SG&A expenses for the first quarter of fiscal 2007 decreased to $7.2 million, from $9.9 million in the prior year quarter. These expense reductions were primarily due to the decision to exit small molecule drug discovery and development and the discontinuation of the Online/Information Business.

•	At September 30, 2006, the Group’s cash and short-term investments were $566.4 million, compared to $569.5 million at June 30, 2006.

Supplemental Financial Information

•	For the first quarter of fiscal 2007, total end-user revenues increased 45 percent to $25.8 million from $17.8 million in the prior year quarter. These end-user revenues included products sold through the alliance with Abbott and revenues from our unpartnered new genetic tests. Increased sales of HIV and HCV RealTime™ viral load assays used on the m2000 system, sales of cystic fibrosis analyte specific reagents (ASRs), and the ViroSeq® HIV-1 Genotyping System all contributed to the year-over-year growth. The first quarter of fiscal 2006 included $1.7 million in end-user revenues from a low resolution HLA product line that was removed from the alliance in December 2005.

Business and Scientific Developments

•	In October, Specialty Laboratories announced the commercial launch of its Hepatitis C Virus (HCV) Liver Fibrosis GenotypR™ test, the first genomic clinical test to predict progression to liver fibrosis and cirrhosis in HCV patients. This test is based on Celera’s cirrhosis marker discoveries, which were licensed to Specialty in June 2006. The HCV Liver Fibrosis GenotypR test is the first of its kind to identify a patient’s genomic signature and uses seven single nucleotide polymorphisms to rate the relative risk of progression to liver fibrosis and cirrhosis.

•	In September, Celera published data that identified the FCAR genetic polymorphism associated with increased risk for myocardial infarction. The research study confirmed prior research findings of a genetic basis for individuals at elevated risk for heart attack who derive better than average protective benefits of statin treatment This paper will appear in the December 2006 edition of Arteriosclerosis, Thrombosis and Vascular Biology, and is currently available on the publication’s website at http://atvb.ahajournals.org/.

•	In September, a jury in Madison, Wisconsin found that the sale of HCV genotyping ASR products by Abbott willfully infringed a U.S. patent owned by Innogenetics. These products are manufactured by Celera and are sold through its alliance with Abbott. The U.S. District Court for the Western District of Wisconsin found Abbott liable for $7 million in damages. The Court set a schedule to address Innogenetics’ request for an injunction and enhanced damages, and this is ongoing. Abbott has informed Celera that it has brought post-trial motions and intends to appeal this judgment as both Abbott and Celera believe that Innogenetics’ patent is invalid and that the alliance’s HCV genotyping ASRs do not infringe Innogenetics’ patent. Innogenetics did not name Celera as a party in this lawsuit. However, as these products are part of its alliance with Abbott, Celera shares equally in the costs of, and any financial implications relating to, this litigation.

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•	In August, the National Institutes of Health (NIH) awarded Celera approximately $900,000 to develop and commercialize an in vitro diagnostic test for the highly pathogenic influenza A/H5 virus (Asian lineage, H5N1). Celera plans to develop a test based on the Influenza A/H5 Virus Primer and Probe Set and protocols used in the test by U.S. Health and Human Services’ Centers for Disease Control and Prevention that was recently cleared by the U.S. Food and Drug Administration.

Celera Genomics Outlook

Celera Genomics anticipates that its fiscal 2007 financial performance will be affected by continued growth in demand for current and new diagnostic products and potential revenue from technology licenses and collaborations. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2007:

•	Total reported revenues are anticipated to be $40 – $45 million, including revenues from licensing and collaborations, which are anticipated to be $8 – $12 million.

•	Reported R&D expenses are anticipated to be $55 – $65 million, and SG&A expenses are anticipated to be $30 – $35 million.

•	Net loss from operations is anticipated to be $28 – $35 million.

•	Celera Genomics expects to consume approximately $35 – $45 million in cash and short-term investments, down from the prior guidance of $45 – $55 million, to fund operations, anticipated growth in placements of the m2000 system, and cash costs related to the fiscal 2006 restructuring. This does not include any proceeds that might be received from the sale of Celera’s small molecule facilities in South San Francisco, CA.

•	Total end-user revenues recognized through Celera’s alliance with Abbott and total revenue from unpartnered new genetic tests are anticipated to be $105 – $115 million.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each Applera business separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Genomics Group	11:45 a.m.

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During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media, and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 25 until November 12, 2006. Interested parties should call 706.645.9291 and enter conference ID 8564975.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of the conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. Celera Genomics is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera Genomics maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera Genomics is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at http://www.celera.com.

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Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ business include but are not limited to: (1) Celera Genomics is an early-stage company and may not achieve profitability when expected, if at all; (2) Celera Genomics’ business is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (3) Celera Genomics does not have the resources necessary to develop therapeutic products and therefore will not be able to participate in the development or commercialization of therapeutic products other than through collaborations or licensing arrangements with other companies; (4) Celera Genomics is using novel and unproven methods to discover markers for the development of new diagnostic products and targets for the development of new therapeutics, which may not be successful; (5) clinical trials of therapeutic or diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (6) diagnostic or therapeutic products may not receive required regulatory clearances or approvals; (7) the diagnostic and therapeutic industries are very competitive, and new therapeutic or diagnostic products may not be accepted and adopted by the market; (8) demand for diagnostic or therapeutic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (9) the U.S. Food and Drug Administration has issued a draft interpretation of the regulations governing the sale of Analyte Specific Reagent products which could prevent or delay Celera Genomics’ or its collaborators’ or licensees’ sales of these products and harm Celera Genomics’ business; (10) Celera Genomics relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera Genomics; (11) Celera Genomics may be subject to product liability or other claims as a result of the testing or use of therapeutic or diagnostic products, including those commercialized through collaborators or licensees; (12) Celera Genomics relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera Genomics or who may compromise the confidentiality of Celera Genomics’ proprietary information; (13) Celera Genomics may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (14) Celera Genomics’ ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera Genomics is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (15) an adverse outcome in legal proceedings involving Abbott, such as the Innogenetics lawsuit described earlier in this release, could harm Celera Genomics’ business and subject it to liabilities; (16) Celera Genomics is dependent on the operation of computer hardware, software, and Internet applications and related technology; (17) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera Genomics’ diagnostic products; (18) future acquisitions by Celera Genomics may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (19) the outcome of the existing stockholder litigation is uncertain; (20) Celera Genomics has limited commercial manufacturing experience and capabilities and relies on a single manufacturing facility for manufacturing its diagnostic products; (21) Celera Genomics relies on a single supplier or a limited number of suppliers for key components of certain of its diagnostic products; (22) Celera Genomics’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; and (23) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright 2006 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems, Applera, Celera Diagnostics and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries. GenotypR is a trademark of Specialty Laboratories.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$476.3	$10.2	$(1.1)	$485.4
Cost of sales	220.7	3.8	(0.4)	224.1

Gross margin	255.6	6.4	(0.7)	261.3
Selling, general and administrative	135.1	7.2		142.3
Research, development and engineering	45.1	13.2	(0.4)	57.9
Amortization of purchased intangible assets	2.7			2.7
Employee-related charges, asset impairments and other		3.5		3.5
Asset dispositions and legal settlements	9.1			9.1
Acquired research and development	114.3			114.3

Operating loss	(50.7)	(17.5)	(0.3)	(68.5)
Gain on investments, net	0.2			0.2
Interest income, net	2.6	6.5	0.1	9.2
Other income (expense), net	1.3	0.1		1.4

Loss before income taxes	(46.6)	(10.9)	(0.2)	(57.7)
Provision (benefit) for income taxes	12.1	(3.8)	—	8.3

Net loss	$(58.7)	$(7.1)	$(0.2)	$(66.0)

Net loss per share
Basic	$(0.32)	$(0.09)
Diluted	$(0.32)	$(0.09)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$415.5	$9.2	$(2.5)	$422.2
Cost of sales	193.3	4.4	(1.9)	195.8

Gross margin	222.2	4.8	(0.6)	226.4
Selling, general and administrative	122.0	9.9		131.9
Research, development and engineering	40.9	29.5	(0.7)	69.7
Amortization of purchased intangible assets	0.3	0.7		1.0
Employee-related charges, asset impairments and other	0.9			0.9
Asset dispositions and legal settlements	22.8	0.7		23.5

Operating income (loss)	35.3	(36.0)	0.1	(0.6)
Gain on investment net		4.5		4.5
Interest income, net	4.4	5.3		9.7
Other income (expense), net	1.7			1.7

Income (loss) before income taxes	41.4	(26.2)	0.1	15.3
Benefit for income taxes	(1.7)	(9.5)	1.3	(9.9)

Net income (loss)	$43.1	$(16.7)	$(1.2)	$25.2

Net income (loss) per share
Basic	$0.21	$(0.23)
Diluted	$0.21	$(0.23)

Certain fiscal 2006 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended September 30,
	2006	2005(1)

Net revenues	$10.2	$9.2
Costs and expenses
Cost of sales	3.8	4.4
Research and development	13.2	29.5
Selling, general and administrative	7.2	9.9
Amortization of purchased intangible assets		0.7
Employee-related charges, asset impairments and other	3.5
Asset dispositions and legal settlements		0.7

Operating loss	(17.5)	(36.0)
Gain on investments, net		4.5
Interest income, net	6.5	5.3
Other income (expense), net	0.1

Loss before income taxes	(10.9)	(26.2)
Benefit for income taxes	3.8	9.5

Net loss	$(7.1)	$(16.7)

Loss per share analysis

Net loss per share
Basic and diluted	$(0.09)	$(0.23)

Weighted average number of common shares
Basic and diluted	77,770,000	74,420,000

(1)Certain prior period amounts have been reclassified for comparative purposes.